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                                                                     Exhibit 3.1

                             ARTICLES OF AMENDMENT
                                      OF
                             SUNTRUST BANKS, INC.


                                      1.

     The name of the Corporation is SunTrust Banks, Inc. (the "Corporation").

                                      2.

     On February 8, 2000 the Board of Directors of the Corporation approved an amendment to Article 5(a) of the Restated Articles of Incorporation of the Corporation as follows:

     "5(a). The aggregate number of common shares (referred to in these Articles of Incorporation as "Common Stock") which the Corporation shall have the authority to issue is 750,000,000 shares with a par value of $1.00 per share. Each holder of Common Stock shall be entitled to one vote for each share of such stock held."

                                      3.

     The amendment was duly approved by the shareholders of the Corporation on April 18, 2000 in accordance with the provisions of O.C.G.A. (S) 14-2-1003.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, as of the 18/th/ day of April, 2000.


                                             SUNTRUST BANKS, INC.

                                             By: /s/ Raymond D. Fortin
                                                -----------------------------
                                                    Raymond D. Fortin

                                             Title: Senior Vice President

                                                          [SEAL]